SEVENTH AMENDMENT TO NOTE PURCHASE AGREEMENT

        THIS SEVENTH AMENDMENT, dated as of February 25, 2008 (this “Seventh Amendment”), to the Note Purchase Agreement, dated as of October 12, 2000 (as amended to date, the “Note Agreement”), is between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”), and The Prudential Insurance Company of America (“Prudential”).

RECITALS

        A.        Pursuant to the request of the Company, the Company and Prudential now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

        B.        Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

        C.        All requirements of law have been fully complied with and all other acts and things necessary to make this Seventh Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

        NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Seventh Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Prudential do hereby agree as follows:

Section 1	Amendments to Note Agreement.

        Solely for purposes of calculating the minimum Fixed Charges Coverage ratio in Section 10.6 of the Note Agreement, the amount of Consolidated Income Available for Fixed Charges for the fiscal quarter ended December 31, 2007 shall be increased by $15,000,000.

Section 2.	Representations and Warranties and Covenants of the Company.

        2.1 To induce Prudential to execute and deliver this Seventh Amendment (which representations shall survive the execution and delivery of this Seventh Amendment), the Company represents and warrants to Prudential that:

(a)	this Seventh Amendment has been duly authorized, executed and delivered by it and this Seventh Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)	the Note Agreement, as amended by this Seventh Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)	the execution, delivery and performance by the Company of this Seventh Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

(d)	as of the date hereof and after giving effect to this Seventh Amendment, no Default or Event of Default has occurred which is continuing.

        2.2 The Company agrees that it shall promptly pay the reasonable fees and expenses of Bingham McCutchen LLP in connection with the negotiation, preparation, approval, execution and delivery of this Seventh Amendment.

Section 3	Conditions to Effectiveness of This Agreement.

        This Seventh Amendment shall become effective as of the opening of business on the date hereof (the “Seventh Amendment Effective Date”) upon (a) the delivery to Prudential of executed counterparts of this Seventh Amendment, duly executed by the Company, the Subsidiary Guarantors named as signatories hereto and the Required Holders, and (b) the delivery to Prudential of a fully executed and effective amendment to the Company’s principal bank credit agreement which provides for an amendment thereto which is substantially identical to that provided herein.

Section 4	Miscellaneous.

        4.1 This Seventh Amendment may be executed in any number of counterparts, each counterpart constituting an original, but all together only one agreement.

        4.2 The amendments, limited waiver and other modifications set forth in this Seventh Amendment shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement, or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

        4.3 This Seventh Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: _________________________________
Its: Vice President

NU SKIN ENTERPRISES, INC.

By:     /s/ Ritch N. Wood
Name:    Ritch N. Wood
Its:    Chief Financial Officer

The undersigned Subsidiary Guarantors hereby consent and agree to the foregoing, and to each previous amendment to the Note Purchase Agreement.

NU SKIN ENTERPRISES HONG KONG, INC., a Delaware corporation
NU SKIN INTERNATIONAL, INC., a Utah corporation
NU SKIN TAIWAN, INC., a Utah corporation
NU SKIN ENTERPRISES UNITED STATES, INC., a Delaware corporation
BIG PLANET, INC., a Delaware corporation
NSE PRODUCTS, INC., a Delaware corporation
NU SKIN ASIA INVESTMENT, INC., a Delaware corporation

By:     /s/ D. Matthew Dorny
Name:    D. Matthew Dorny
Title:    Vice President